Exhibit 3.1

CERTIFICATE
OF
AMENDMENT AND RESTATEMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
FONIX SPEECH, INC.  (TO BE KNOWN AS “SPEECHFX INC.”)

Pursuant to and in accordance with the provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), the undersigned, Fonix Speech, Inc. (the “Corporation”) hereby declares and certifies as follows:

1.	The name of the Corporation is Fonix Speech, Inc.

2.
The Certificate of Incorporation of the Corporation (originally known as Fonix Speech Products, Inc.) was initially filed with the Secretary of State of Delaware on January 1, 2006, and was subsequently amended by Certificate of Amendment to effect the name change to Fonix Speech, Inc. filed with the Delaware Secretary of State on August 30, 2006.

3.	The Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended and restated in its entirety to provide as follows:

ARTICLE I

The name of this Corporation is “SpeechFX Inc.”

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of all classes which the Corporation is authorized to have outstanding is 5,100,000,000 shares of stock, consisting of 5,000,000,000 shares of common stock and 100,000,000 shares of undesignated preferred stock (such stock to be authorized in series and amounts as approved by the board of directors of the Corporation without further shareholder action), each share having a par value of $.0001.  The board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the authorized shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and the qualifications, limitations, or restrictions thereof.  The authority of the board with respect to each series shall include, but not be limited to, determination of the following:

A.	The number of shares constituting that series and the distinctive designation of that series;

B.
The divided rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

C.	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

D.
Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions  for adjustment of the conversion rate in such events as the board of directors shall determine;

E.
Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption rates;

F.	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and , if so, the terms and amount of such sinking fund;

G.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

H.	Any other relative rights, preferences, and limitations of that series, unless otherwise provided by the certificate of designation.

ARTICLE V

Effective upon the filing of this Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall automatically be converted, without any action on the part of the holder thereof, into thirty-seven and one half (37.5) shares of fully paid and nonassessable Common Stock of the Corporation (“New Common Stock”).

ARTICLE VI

Directors of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.  If the DGCL is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of the foregoing provisions of this Article V by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE VIII

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

The number of directors which shall constitute the whole board of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation or in an amendment thereof duly adopted by the board of directors of the Corporation or by the stockholders of the Corporation.

ARTICLE IX

Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the Corporation or in the Bylaws of the Corporation.

ARTICLE X

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

4.
This amendment and restatement is authorized by the board of directors of the Corporation, and by Fonix Corporation, a Delaware corporation, and Sovereign Partners, LP, sole shareholders of the Corporation, in accordance with Sections 242 and 245 of the DGCL, the Certificate of Incorporation, and the Bylaws of the Corporation.

IN WITNESS WHEREOF, this Certificate of Amendment and Restatement of the Certificate of Incorporation of the Corporation is executed as of the 6th day of June, 2011.

FONIX SPEECH, INC. (to be known as SpeechFX Inc.), a Delaware corporation

/s/  Roger D. Dudley

Roger D. Dudley, President